Exhibit 99-2

Additional Information in Reference to Item 77. K - Changes in Registrants certifying account

To avoid an independence issue, PricewaterhouseCoopers LLP, resigned as independent auditors for the Jacob Internet Fund. In July, 2000 the Board of Directors approved Ernst & Young LLP as the new independent auditors.